EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR SECOND QUARTER

AND SIX MONTHS ENDED JUNE 30, 2012

Net Income Increases 21% to $1,917,000 – Diluted EPS Increases 19% to $0.25 vs. $0.21

Declares Dividend of $0.03 Per Share

DALLAS, TX, August 8, 2012 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the second quarter and six months ended June 30, 2012. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

Second Quarter 2012 Highlights

•	USHS reported revenue of $45.8 million, an increase of 4.6% compared to $43.8 million in the second quarter last year. This marks the highest quarterly revenues in Company history.

•	USHS reported diluted earnings per share of $0.25, exceeding guidance of $0.23 per share and up 19% compared to $0.21 per share in the second quarter last year.

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New orders increased 11% to $48.9 million in the second quarter 2012 from $44.0 million in the second quarter last year. The Company’s backlog of uncompleted orders was $28.5 million at June 30, 2012 vs. $24.5 million at June 30, 2011.

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USHS’ Board authorized a quarterly cash dividend of $0.03 per share based on the second quarter operating performance payable September 13, 2012 to stockholders of record at the close of business on August 24, 2012.

Murray Gross, chairman and chief executive officer, commented, “We once again delivered solid financial results, reporting increased quarterly new order input, revenues and profitability. We continued to maintain a strong balance sheet with approximately $14.6 million in cash and marketable securities and no debt at June 30, 2012.”

Mr. Gross continued, “Our key operating metrics continued to exemplify strength in the second quarter. Our sales performance metrics increased as compared to the same quarter last year as well as consecutively from the first quarter of this year, which we attribute largely to The Home Depot’s emphasis of our product category in their marketing initiatives. Our manufacturing and operations teams met the challenge delivering record output and revenues in the quarter, while maintaining superior Voice Of The Customer satisfaction ratings. Based on our financial results for the quarter, our Board declared a regular quarterly cash dividend of $0.03 per share.”

“On August 7, 2012, we announced that we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with THD At-Home Services, Inc., a Delaware corporation (“Parent”), which is a wholly-owned subsidiary of The Home Depot, Inc., and Umpire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company with the Company continuing as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. Under the terms of the agreement, The Home Depot will acquire USHS for $12.50 per share in cash which represents an approximately 38% premium over USHS’ closing price on The NASDAQ Global Market on August 6, 2012. The agreement was unanimously approved by USHS’s board of directors. The acquisition is expected to close by the end of the calendar year, and is subject to approval by USHS stockholders, applicable regulatory approval and customary closing conditions.”

“On May 21, 2012, we announced that we entered into an agreement with Canadian Tire Financial Services Limited, a wholly owned subsidiary of Canadian Tire Corporation, Limited (collectively “Canadian Tire”), a Canadian retailer, to offer our kitchen and bath refacing products and services to Canadian Tire customers in Canada under the Canadian Tire Home Services® brand. Our operations under this agreement were scheduled to commence in early July 2012 in the Greater Toronto Area; however, we have delayed the initiation of these services pending further discussion among the parties.”

Mr. Gross concluded, “Due to the pending acquisition by The Home Depot, we have decided to forego our regular quarterly earnings conference call.”

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry. The company employs more than 1,000 associates and operates a nationwide network of over 40 branch offices. USHS’ stock is traded on the NASDAQ Global Market (NASDAQ: USHS).

Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including, among others, statements regarding the anticipated acquisition of USHS by The Home Depot, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, any conditions imposed in connection with the merger, approval of the merger agreement by the Company’s stockholders, the satisfaction of various other conditions to the closing of the merger, and other factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, quarterly report on Form 10-Q for quarterly period ended June 30, 2012 and other Company filings with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

Additional Information and Where to Find It

In connection with the proposed merger and required stockholder approval, the Company will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by the Company with the SEC may be obtained free of charge by contacting Robert A. DeFronzo, at 2951 Kinwest Parkway, Irving Texas 75063. The Company’s filings with the SEC are also available on the Company’s website at www.ushomesystems.com.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s officers and directors and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2012. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Company and its officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed by the Company with the SEC.

-tables follow-

USHS REPORTS SECOND QUARTER 2012 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues from remodeling contracts	$45,766	$43,769	$87,992	$82,759
Cost of remodeling contracts	20,610	20,025	40,361	38,207

Gross profit	25,156	23,744	47,631	44,552
Costs and expenses:
Branch operations	1,777	1,915	3,598	3,836
Sales and marketing	16,742	15,760	32,990	30,603
General and administrative	3,375	3,399	6,388	6,488

Total costs and expenses	21,894	21,074	42,976	40,927

Operating income	3,262	2,670	4,655	3,625
Interest expense	7	2	13	16
Other income (expense)	(95)	8	(90)	12

Income before income taxes	3,160	2,676	4,552	3,621
Income tax expense	1,243	1,096	1,781	1,481

Net income	$1,917	$1,580	$2,771	$2,140

Net income per common share: basic	$0.26	$0.22	$0.37	$0.30

Net income per common share: diluted	$0.25	$0.21	$0.36	$0.29

Number of weighted-average shares of common stock outstanding – basic	7,465,963	7,234,738	7,421,065	7,205,097

Number of weighted-average shares of common stock outstanding – diluted	7,601,185	7,420,556	7,596,332	7,389,822

Dividends declared per common share	$0.03	$0.02	$0.06	$0.02

USHS REPORTS SECOND QUARTER 2012 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,735,643	$13,682,779
Marketable securities	821,556	816,510
Accounts receivable-trade, net of allowance for doubtful accounts of $26,549 and $75,902	8,807,587	5,768,948
Accounts receivable-other	472,799	611,640
Income tax receivable	22,175	22,175
Commission advances	1,420,286	1,072,250
Inventories	4,193,831	3,802,255
Prepaid advertising and marketing	2,343,208	1,908,021
Prepaid expenses	1,172,334	766,295
Deferred income taxes	862,798	856,750

Total current assets	33,852,217	29,307,623

Property, plant, and equipment, net	2,998,913	2,486,965
Goodwill	3,589,870	3,589,870
Other assets	251,278	463,863

Total assets	$40,692,278	$35,848,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,244,651	$5,607,866
Accrued wages, commissions, bonuses and vacation	2,841,446	2,044,694
Federal and state taxes payable	1,575,421	1,237,762
Other accrued liabilities	792,386	692,206

Total current liabilities	11,453,904	9,582,528
Deferred income taxes	581,162	581,162
Other liabilities, long-term	181,475	195,993

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,470,474 and 7,288,776 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	7,471	7,289
Additional paid in capital	15,340,859	14,677,025
Retained earnings	13,127,241	10,804,324
Accumulated other comprehensive income (loss)	166	—

Total stockholders’ equity	28,475,737	25,488,638

Total liabilities and stockholders’ equity	$40,692,278	$35,848,321